Exhibit 3

     JOINT FILING AGREEMENT, dated as of March 18, 1998, among Laurence A. Lancit, Cecily Truett and The Lancit Children's Trust.

                        W I T N E S S E T H:

     WHEREAS, Laurence A. Lancit, Cecily Truett and The Lancit Children's Trust may be deemed to have acquired, in the aggregate, beneficial ownership of more than five percent of the Common Stock, par value $.001 per share, of Lancit Media Entertainment, Ltd. (the "Common Stock"); and

     WHEREAS, pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Act"), a Statement on Schedule 13D must be filed by a person who acquires more than five percent of a class of registered equity securities; and

     WHEREAS, in accordance with Rule 13d-1(f) under the Act, only one such Statement need be filed whenever two or more persons are required to file such a Statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such Statement is filed on behalf of each of them.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     Laurence A. Lancit, Cecily Truett and The Lancit Children's Trust do hereby agree, in accordance with Rule 13d-1(f) under the Act, to file one Statement on
Schedule 13D relating to their ownership of Common Stock, and do hereby further agree that said Statement shall be filed on behalf of each of them.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 /s/  LAURENCE A. LANCIT
                               Laurence A. Lancit


                                /s/ CECILY TRUETT
                                  Cecily Truett

                               THE LANCIT CHILDREN'S TRUST


                               By:   /s/  PAULA J. BOZE
                                    Paula J. Boze, Sole Trustee